Exhibit 10.2
H&R BLOCK, INC.
2026 LONG TERM INCENTIVE PLAN
RESTRICTED SHARE UNITS
AWARD AGREEMENT
This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (“H&R Block”), and [Participant Name] (“Participant”).
    WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2026 Long Term Incentive Plan (the “Plan”);
    WHEREAS, Participant has been selected by the Board, the Compensation Committee, or the Chief Executive Officer of H&R Block to receive an Award under the Plan; and
    WHEREAS, receipt of this Award is conditioned upon Participant’s execution of this Award Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board.
    NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1.    Restricted Share Units.
    1.1    Grant of Units. As of [Grant Date] (the “Grant Date”), H&R Block hereby awards [Number of Units Granted] Restricted Share Units (the “Units”) to Participant, as evidenced by this Award Agreement.
    1.2    Vesting Conditions. In order to become vested in any or all of the Units, Participant must remain continuously employed with a Company entity through the applicable Vesting Date as set forth in Section 1.4. Except as otherwise provided in this Award Agreement, or absent a written agreement to the contrary, if Participant’s employment with Company terminates before a Vesting Date, for any reason other than those set forth in Section 1.5, then all unvested Units then held by Participant, if any, shall be forfeited by Participant, and Participant shall have no right to receive Common Stock in respect thereof.
1.3    No Shareholder Privileges; Dividend Equivalents.

(a)    Neither Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of H&R Block (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable pursuant to this Award Agreement, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of the vesting of Units.

(b)    Notwithstanding Section 1.3(a), dividend equivalents will accrue and vest proportionally as the Units vest, and will be paid as additional whole shares of Common Stock (unless the Committee in its discretion determines to pay the value of the accrued dividend equivalents in cash), net of withholding, upon the date shares of Common Stock are delivered for vested Units pursuant to Section 1.4. Dividend equivalents will apply to all cash dividends (excluding dividends for which an adjustment to the Award was or will be made pursuant to

RSU – FY27 Standard (2026 Plan)

Section 4.3) and will be deemed reinvested in shares of Common Stock based on the Closing Price of the Common Stock on the trading day immediately preceding the ex-dividend date applicable to such dividend. Future dividend equivalents will apply to the shares of Common Stock relating to the reinvested dividend equivalents for each dividend record date that occurs before actual delivery of the shares. Notwithstanding the foregoing, the Committee retains discretion at any time, upon notice to Participant, to revise whether, and in what manner, dividend equivalents will be deemed reinvested with respect to any future dividends.
1.4    Vesting Dates and Delivery of Common Stock.
(a)    Vesting Dates. Subject to Section 1.2, the Units shall vest on the dates noted below (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Percent of Units Subject to Vesting on Such Vesting Date
First Anniversary of the Grant Date	33 1/3%
Second Anniversary of the Grant Date	33 1/3%
Third Anniversary of the Grant Date	33 1/3%
If the percentage of the aggregate number of shares of Common Stock subject to this Restricted Share Unit scheduled to vest on a Vesting Date is not a whole number of shares, then the number vesting on such Vesting Date shall be rounded up or down to the nearest whole number of shares for each Vesting Date in accordance with the administrative systems established by Company’s third-party stock plan administrator, except that the amount vesting on the final Vesting Date shall be such that 100% (and for the avoidance of doubt, no more than 100%) of the aggregate number of shares of Common Stock subject to this Restricted Share Unit shall be cumulatively vested as of the final Vesting Date.
(b)    Delivery of Common Stock. As soon as administratively practicable (while remaining compliant with Section 4.14) following each Vesting Date, Company shall transfer shares of Common Stock equal to the number of Units then vesting under this Award Agreement, plus any shares attributable to vested dividend equivalents, less any shares withheld for tax withholding purposes pursuant to Section 4.7, into a brokerage account established for Participant at a financial institution the Committee shall select at its discretion (the “Financial Institution”) or delivered to Participant in certificate form, such method to be selected by the Committee in its discretion. Participant agrees to complete, before a Vesting Date, any documentation for Company or the Financial Institution which is necessary to effect the transfer of shares of Common Stock to the Financial Institution.
    1.5    Acceleration of Vesting. Notwithstanding Section 1.4(a), the Units held by Participant vest on the occurrence of any of the following events:
(a)    Termination Related to Change in Control. Upon Participant’s Qualifying CIC Separation, 100% of all outstanding Units granted under this Award Agreement shall immediately vest upon the later of the date of the Change in Control and Participant’s Last Day of Employment.
(b)    Termination Related to Death or Disability. Upon Participant’s Termination of Employment due to death or Disability at least one year after the Grant Date, 100% of all outstanding Units granted under this Award Agreement shall immediately vest upon Participant’s Last Day of Employment.
(c)    Termination Related to Retirement. Upon Participant’s Termination of Employment due to Retirement at least one year after the Grant Date, a pro-rata portion of the Units granted under this Award Agreement shall immediately vest upon Participant’s Last Day of Employment. The pro-rata portion of Units shall be equal to a percentage based upon the number of whole months of service completed between the Grant Date and Participant’s Last Day of Employment divided by thirty-six (36), minus the number of Units already vested pursuant to Section 1.4.
(d)    Other Termination of Employment. All unvested Units shall be forfeited upon occurrence of Participant’s Termination of Employment that is not described in subsection (a), (b) or (c).
As soon as administratively practicable (while remaining compliant with Section 4.14) following the accelerated vesting date pursuant to this Section 1.5, Company shall transfer shares of Common Stock equal to the number of Units that become vested, plus any shares attributable to vested dividend equivalents, less any shares withheld for tax withholding purposes pursuant to Section 4.7, directly into a brokerage account established for Participant at the Financial Institution or delivered to Participant in certificate form, such method to be selected by the Committee in its discretion. Any fractional share eligible to be transferred to Participant shall be rounded up to the next whole share. Participant agrees to complete any documentation with Company or the Financial Institution that is necessary to affect the transfer of shares of Common Stock to the Financial Institution before the delivery of such shares will occur. Notwithstanding the foregoing, delivery of shares of Common Stock will be delayed, if applicable under the circumstances, to the extent provided under Section 4.14 (Compliance with Section 409A).
2.    Covenants.
    2.1    Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 2 is a key consideration for the Award made under this Award Agreement. Participant hereby agrees to abide by the covenants set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7. Participant acknowledges that Participant’s agreement to the terms of this Award do not constitute a term and condition of employment, that the Award is provided as a discretionary option for Participant to consider participating in to align Participant’s interests with those of the shareholders, and that Participant is free to decline the Award with no adverse consequence to Participant’s continued employment.
    2.2    Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in, be employed by, or act as an officer, director, or consultant to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in Company’s operations: (a) any entity that engages in any business competitive with the business activities of Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers. Without limiting clause (c), any financial institution or business whose profits or revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c). For Participants whose primary place of employment as of the Last Day of Employment is in Arizona, Oregon, or Utah, the post-employment restrictions in this Section 2.2 shall be limited to one (1) year following Participant’s Last Day of Employment. The post-employment restrictions in this Section 2.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California, Colorado, the District of Columbia, Maine, Massachusetts, Minnesota, Nebraska, North Dakota, Oklahoma, Virginia, Washington, or any state prohibiting such non-competition provisions as above. If Participant’s primary place of employment as of the Last Day of Employment is in Wyoming, the post-employment restrictions in this Section 2.2 shall not apply unless Participant is an executive or management level employee of Company, or an employee who constitutes professional staff to executive or management personnel of Company. Notwithstanding the foregoing, if Participant has a standalone agreement with Company and such agreement includes covenants against competition or non-solicitation of customers, the scope, but not the duration, of such covenants shall apply solely for purposes of Sections 2.2 and 2.4, but shall have no other effect on this Award Agreement.  All other covenants contained in this Section 2 shall apply to Participant notwithstanding any covenants or other terms contained in any other agreement.
    2.3    Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of Company to leave the employment of Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of Company as an employee or otherwise in any company or business with which Participant is or may become associated. The post-employment restrictions in this Section 2.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota or any state where such restriction is prohibited. If Participant is a Washington based employee, then the post-employment restriction on Section 2.3(a) shall be limited so that it only prohibits solicitation of Company employee to leave (terminate) employment with the Company in order to go to work for a competing business enterprise, and post-employment restriction in Section 2.3(b) shall not apply. The post-employment restrictions in Section 2.3(b) shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in any state where such restriction is prohibited.
    2.4    Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, an established customer of Company for purposes of engaging in any business transaction of the nature performed by Company, or contemplated to be performed by Company, provided that this Section 2.4 will only apply to customers for whom Participant personally provided services while employed by Company or customers about whom or which Participant acquired confidential information while employed by Company. For Participants whose primary place of employment as of the Last Day of Employment is in Arizona, the post-employment restrictions in this Section 2.4 shall be limited to one (1) year following Participant’s Last Day of Employment. The post-employment restrictions in this Section 2.4 shall be limited if Participant is a Washington based employee so that it only prohibits Participant from soliciting a current customer to cease or reduce the extent to which the customer is doing business with the Company. The post-employment restrictions in this Section 2.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California, Colorado, North Dakota, or any state where such restriction is prohibited.
    2.5     Covenant Against Disclosure of Confidential Information. Participant acknowledges and agrees: (a) that “Confidential Business Information” means an item of information or compilation of information related to Company’s business and of value to it that Participant first acquires or learns as a consequence of employment or other association with Company, if (i) Company has not authorized public disclosure of it and (ii) it is not readily available through lawful and proper means to the public or other persons outside Company who are not obligated to keep it confidential; (b) Confidential Business Information shall be presumed to include non-public information in the following categories: Company’s client lists and information, developments, systems, designs, software, databases, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans, regardless of whether any court determines that such information constitutes a trade secret as defined by applicable law; and (c) that (i) Company has spent many years developing its business and clients, and is engaged in a continuous program of developing its business and clients, (ii) Company’s methods of operation are unique within the industry, (iii) Participant’s position creates a relationship of confidence and trust between Participant and Company with respect to Company’s Confidential Business Information, and (iv) Participant’s disclosure of Confidential Business Information could substantially injure Company’s present and planned business.
Therefore, Participant agrees that at all times, Participant shall keep in strictest confidence and trust all Confidential Business Information. During this period, Participant shall not use or disclose any Confidential Business Information without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law. If, and only if, the controlling state law applicable to Participant requires a time limit to be placed on restrictions concerning the post-employment use of Confidential Information for the restriction to be enforceable, then this restriction on my use of Confidential Information that is not a trade secret will expire three (3) years after the Last Day of Employment.
To the extent that any Confidential Business Information satisfies the legal definition of “trade secret,” and for so long as such information remains a trade secret, Participant shall keep in strictest confidence such trade secret and not use or disclose any such trade secret without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law. Participant acknowledges that trade secrets include, but are not limited to, Company’s client lists and all information identifying its clients, and all information pertaining to Company’s business development, marketing plans, product information, business and financial information and plans, and strategies.
Notwithstanding any other provision of this Award Agreement, nothing herein prevents Participant from opposing or reporting to an appropriate law-enforcement agency (such as but not limited to the Department of Labor, Occupational Safety & Health Administration, Equal Employment Opportunity Commission, or Securities and Exchange Commission) an event that Participant reasonably and in good faith believes is a violation of law, or from cooperating in an investigation conducted by such a government agency, or limits or affects Participant’s right to disclose or discuss sexual harassment or sexual assault disputes, or workplace health and safety hazards, or prohibits Participant from testifying, providing evidence, or responding to a subpoena or discovery request in a legal proceeding (judicial, administrative, or arbitral). Notwithstanding Participant's agreement to keep in confidence and trust any Confidential Business Information and not to use or disclose any Confidential Business Information, Participant, as provided by the Federal Defend Trade Secrets Act (DTSA), will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Business Information made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In California, nothing in this Award Agreement shall be construed to prohibit Participant from disclosing information about illegal or unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful; in Oregon, nothing in this Award Agreement prevents Participant from disclosing or discussing conduct that constitutes discrimination prohibited by Oregon law (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or Oregon’s law prohibiting discrimination against person for service in uniformed service prohibited), where such occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises; in Washington, nothing in this Award Agreement prohibits disclosure or discussion of conduct Participant reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or disclosing the existence of a settlement involving any such event or conduct. Nothing in the foregoing shall be construed to prohibit the use of this Agreement to protect trade secrets, proprietary information, or confidential information that does not involve illegal or unlawful acts in the workplace. The conduct that is protected under this paragraph is referred to in this Award Agreement as “Protected Conduct.”
    2.6    Covenant Regarding Company Property. Participant acknowledges and agrees that as between Participant and Company, all Confidential Business Information is the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s). Participant hereby assigns and agrees to assign to Company any rights Participant may have or may acquire in such Confidential Business Information.
In the event that Participant conceives or develops, in whole or in part, any inventions, discoveries, ideas, concepts, strategies, plans, processes, systems, products, services, know-how,

technology, software, website content, writings, expressions, designs, artwork, graphics, names, logos or other proprietary developments while employed by Company that (a) directly or indirectly relate in any way to or arise out of Participant’s job responsibilities or the performance of the duties or assigned tasks of Participant with Company; or (b) directly or indirectly relate or pertain in any way to the existing or reasonably anticipated business, products, services, or other activities of Company; or (c) were otherwise conceived or developed, in whole or in part, using Company time or materials or based upon Confidential Business Information (collectively, the “Developments”), all right, title, and interest in and to the Developments including, without limitation, all patent, copyright, trademark, trade secret and other proprietary rights therein shall become the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s).
Participant acknowledges that any Developments subject to copyright protection shall be considered “works-for-hire” on behalf of Company as such term is defined under the copyright laws of the United States. All right, title and interest in such Developments or components thereof shall automatically vest in Company and Company shall be the author and exclusive owner thereof including, without limitation, all copyrights (and renewals and extensions thereof), merchandising and allied, ancillary and subsidiary rights therein. To the extent that any of the Developments, or any portion thereof, may not qualify as a work-for-hire or for copyright protection, Participant hereby irrevocably assigns and agrees to assign in the future all right, title, and interest in and to the Developments to Company or Company’s nominee(s) or assign(s), including, without limitation, all patent, copyright, trademark, trade secret and any and all other proprietary rights therein.
Participant will keep and maintain adequate and current written records of the conception and development of Developments in the form of notes, sketches, drawings, reports or other documents relating thereto, which records shall be and shall remain the sole and exclusive property of Company and shall be available to Company at all times.
Participant further agrees to execute and deliver all documents and do all acts that Company shall deem necessary or desirable to secure to Company or its nominee(s) or assignee(s) the entire right, title and interest in and to the Confidential Business Information and Developments, at Company’s expense. Participant further agrees to cooperate with Company as reasonably necessary to maintain or enforce Company’s rights in the Confidential Business Information and Developments.
In the event Participant’s employment terminates, Participant shall promptly deliver to Company the originals and all copies of all Confidential Business Information, Developments and other materials and property of any nature belonging to Company and obtained during the course of, or as a result of, Participant’s employment with a Company entity. In addition, upon such termination, Participant shall not remove from the premises of Company any of its documents or property.
    2.7    Non-Disparagement. Participant agrees, that after his or her Last Day of Employment, Participant will not disparage Company or any of its directors, officers, executives, employees, agents or other Company representatives (“Related Parties”), or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company or Related Parties. This clause will only apply if Participant is a supervisor or management level employee of the Company, and it will have no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of laws applicable to the Company, and nothing herein shall be construed to prohibit any conduct that is Protected Conduct as described in Section 2.5.
2.8    Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, Participant shall forfeit all rights to payments or benefits under the Plan. All unvested Units shall terminate and be incapable of vesting.
    2.9    Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant on all Common Stock received pursuant to this Award Agreement after a date commencing one (1) year before Participant’s Last Day of Employment. Participant shall pay Company within three (3) business days after the date of any written demand by Company to Participant. The restrictions in this Section 2.9 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California.
    2.10    Remedies Payable. Participant shall pay the amounts described in Section 2.9 in cash or as otherwise determined by Company.
    2.11    Remedies without Prejudice. The remedies provided in this Section 2 shall be without prejudice to the rights of Company to recover any losses resulting from the applicable conduct of Participant, and shall be in addition to any other remedies Company may have, at law or in equity, resulting from such conduct.
    2.12    Survival. Participant’s obligations in this Section 2 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.
    2.13    Tolling. The restricted period for each of the covenants in this Award Agreement shall be tolled during (a) any period(s) of violation that occur during the original restricted period; and (b) any period(s) of time required by litigation to enforce the covenant (other than any periods during which Participant is enjoined from engaging in the prohibited activity and is in compliance with such order of enjoinment) provided that the litigation is filed within one year following the end of the two-year period immediately following the cessation of employment; and, this tolling clause will not be applied where its application would make the restriction to which it applies void, illegal, or unenforceable under controlling law.
3.    Non-Transferability of Award. This Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event this Award and the rights and privileges hereby granted shall immediately become null and void.

4.    Miscellaneous.
    4.1    No Employment Contract. This Award Agreement does not confer on Participant any right to continued employment for any period of time, and is not an employment contract.
    4.2    Clawback. If a restatement of H&R Block’s financial results occurs and (a) the vesting or the Amount of Gain Realized with respect to any portion of this Award, or (b) the vesting or issuance of performance-based Shares pursuant to any other award granted under the Plan or any other company-sponsored equity compensation plan, or (c) any other cash compensation received by Participant pursuant to a Company-sponsored incentive plan, would not have occurred, been paid or would have been reduced if the results represented by the restatement were known as of the time of the original issuance of the financial results, Participant may be required to reimburse Company for the Amount of Gain Realized related to this Award. The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement. In addition, Participant acknowledges and agrees that this Award, and all other awards granted under the Plan or any other Company-sponsored incentive plan, shall also be subject to the terms of the H&R Block, Inc. Policy for the Recovery of Erroneously Awarded Compensation, as it may be amended from time to time (the “Clawback Policy”), and any other clawback, forfeiture or recoupment policy adopted by the Company from time to time or required by applicable law, government regulation or stock exchange listing standard; provided, that the Committee determines Participant is subject to such Clawback Policy. The Company will not indemnify Participant against, or reimburse Participant for, the loss of any compensation or property that is recovered, recouped, or forfeited pursuant to the Clawback Policy or any such other policy.
4.3    Adjustment of the Units. If any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the Common Stock or the value thereof, the Committee shall make such adjustments and other substitutions to this Award Agreement as the Committee determines necessary or appropriate to prevent dilution or enlargement of benefits or potential benefits intended to be made available under this Award Agreement, in a manner the Committee deems equitable or appropriate, taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the number, class, kind and price of securities subject to the Award Agreement (including, if the Committee deems appropriate, the substitution of awards denominated in the shares of another company).
    4.4    Merger, Consolidation, Reorganization, Liquidation, etc. If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, all Plan awards outstanding on the effective date of the consummation of the transaction shall be treated in the manner the Committee, in its discretion, deems equitable and appropriate after taking into consideration relevant facts, including the accounting and tax consequences. Such treatment need not treat all Awards (or all portions of an Award) in an identical manner. Such treatment may include, but is not limited to, the substitution of new Awards, or for any Awards then outstanding, the assumption of any such Awards or the cancellation of such Awards for a payment to Participant in cash or other property in an amount equitably determined by the Committee (and, for the avoidance of doubt, such cancellation may be without any payment to Participant in the event the Committee determines that the intrinsic value of the Award is zero or negative). Any such arrangements shall be binding upon Participant and any action taken under this Section 4.4 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.
4.5    Interpretation and Regulations. The Committee shall have the full power and authority provided under Section 4.2 of the Plan and provided by delegation by the Board, subject to the terms of the Plan, and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board. Such power and authority shall include, but not be limited to, the power and authority to: (a) interpret and administer the Plan, the Award Agreement, and any instrument or agreement entered into under or in connection with the Plan; (b) correct any defect, supply any omission or reconcile any inconsistency in the Plan or the Award Agreement in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (c) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and Award; (d) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and Award; (e) determine whether, to what extent and under what circumstances the Award shall be canceled or suspended; and (f) determine, for purposes of the Plan and this Award Agreement, (i) the date and circumstances that constitute a cessation or termination of employment, (ii) whether such cessation or termination is the result of Retirement, death, Disability, termination without Cause or any other reason, and (iii) what constitutes continuous employment with respect to vesting under this Award Agreement. Notwithstanding the foregoing, leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment under the Plan, unless otherwise required by Code Section 409A.
    4.6    Reservation of Rights. If at any time Company determines that qualification or registration of the Units or any shares of Common Stock subject to the Units under any federal, state or other applicable securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of executing an Award or providing a benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions Company deems unacceptable.
    4.7    Withholding of Taxes. Company shall make the delivery of shares of Common Stock pursuant to this Award Agreement net of all federal, state, local or foreign taxes paid or withheld as a result of the delivery of shares of Common Stock.  The number of shares of Common Stock withheld shall be based on the Fair Market Value of such shares on the vesting date and a tax withholding rate for Participant that will not cause an adverse accounting consequence or cost to Company. Participant acknowledges that Participant may be required by the Company to take specified actions in order to enable the Company to be permitted to withhold at a rate higher than the required tax withholding rates upon any distribution of shares of Common Stock, including, but not limited to, terminating any outstanding additional withholding elections in effect prior to such delivery of shares of Common Stock. Participant agrees to take any such actions as may be required by the Company.

    4.8    Reasonableness of Restrictions, Severability and Court Modification. Participant and Company agree that the restrictions contained in this Award Agreement are reasonable, but, should any provision of this Award Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Award Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the clause or restriction where it would be applied void, illegal, or otherwise unenforceable.
    4.9    Waiver. The failure of Company to enforce at any time any terms, covenants or conditions of this Award Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Award Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of H&R Block.
    4.10    Plan Control. The terms of this Award Agreement are governed by the terms of the Plan, as it exists on the Grant Date (except to the extent the Plan is amended from time to time and such amendment is intended to have retroactive effect). Except where the Plan expressly permits an award agreement to provide for different terms, if any provisions of this Award Agreement conflict with any provisions of the Plan, the terms of the Plan shall control.
4.11    Notices. Any notice to be given to Company or election to be made under the terms of this Award Agreement shall be addressed to Company (Attention: Long Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105, or at such other address or by such other means as Company may hereafter designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the last address of record with Company or at such other address as Participant may hereafter designate in writing to Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
    4.12    Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws; provided, however, that the Federal Arbitration Act shall control as to any arbitration rights between the parties.
    4.13    Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement that can be pursued in a court of law (subject to and in accordance with any Mutual Arbitration Agreement between them) must be brought in the Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Notwithstanding any language in this Agreement to the contrary, any Mutual Arbitration Agreement that was previously entered into between Participant and Company will survive this

Agreement, will apply to any disputes arising out of or related to this Agreement, will remain in full force and effect, and is incorporated by reference as if fully set forth in this Agreement.
    4.14    Compliance with Section 409A. Notwithstanding any provision in this Award Agreement or the Plan to the contrary, this Award Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Award Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), H&R Block shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Participant’s death. To the extent any payments under this Award Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Participant or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his or her beneficiary in connection with any payments to Participant or his or her beneficiary pursuant to this Award Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and neither H&R Block nor any of its affiliates shall have any obligation to indemnify or otherwise hold Participant or his or her beneficiary harmless from any and all of such taxes and penalties.
4.15    Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.
    4.16    Relationship of the Parties. Participant acknowledges that this Award Agreement is between H&R Block and Participant. Participant further acknowledges that H&R Block is a holding company and that Participant is not an employee of H&R Block.
    4.17    Headings. The section headings herein are for convenience only and shall not be considered in construing this Award Agreement.
    4.18    Amendment. No amendment, supplement, or waiver to this Award Agreement is valid or binding unless in writing and signed on behalf of H&R Block by an officer of H&R Block, and, if materially adverse to Participant, signed by Participant.
    4.19    Execution of Agreement. This Award Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (a) signed by Participant within 180 days of the Grant Date, (b) signed on behalf of H&R Block by an officer of H&R Block, and (c) returned to H&R Block.
This Award Agreement may be signed by the parties via facsimile or electronic signature, as acceptable to Company, and may be signed by H&R Block via stamped signature.
    4.20    WAIVER OF JURY TRIAL. PARTICIPANT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY

JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.
5.    Definitions. Whenever a term is used in this Award Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
    5.1    Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock that Participant receives pursuant to this Award Agreement multiplied by the Fair Market Value of one share of Common Stock on the date of delivery.
    5.2    Board. Board means the Board of Directors of H&R Block.
    5.3    Cause. Cause means those actions or omissions that constitute cause for termination under the written Company severance plan that applies to Participant. If no severance plan applies to Participant or if the applicable severance plan does not define “Cause,” then Cause shall have the meaning found in the H&R Block Severance Plan, or any successor to that plan. Notwithstanding any of the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition for cause, the definition of cause in the employment agreement shall apply.
5.4    Change in Control. Change in Control means the occurrence of one or more of the following events:

(a)    Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 5.4(a).

(b)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block stock acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 5.4(b), but will be treated as an acquisition of stock for purposes of Section 5.4(a).

(c)    A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block assets acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 5.4(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) solely in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

For purposes of this section, persons will be considered to be acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Code Section 409A.
    5.5    Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
    5.6    Code. Code means the Internal Revenue Code of 1986, as amended.
    5.7    Committee. Committee means the Compensation Committee of the Board.
    5.8    Common Stock. Common Stock means the common stock of H&R Block, without par value.
    5.9    Company. Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Code Section 424(f)) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
    5.10    Comparable Position. Comparable Position means a position where:
(a)    Participant’s primary work location would be within 50 miles of Participant’s current primary work location, and

(b)    Participant’s compensation rate (salary and target bonus) would be no more than 10% below Participant’s current compensation rate.
    5.11    Disability. Disability or disabled means, determined in accordance with the following determination periods:
(a)    If Participant has coverage under a group long-term disability program maintained by Company, Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or
(b)    If Participant does not have coverage under a group long-term disability program maintained by Company, Participant is unable to engage in any substantial gainful activity for a period of at least 9 months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
For this purpose, Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above. Notwithstanding the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition of disability, the definition in the employment agreement shall apply.
5.12    Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.
5.13    Good Reason Termination. Good Reason Termination means a Termination of Employment initiated by Participant that is related to one or more conditions described in subsection (a), and that is subject to the timing, notice and remedy provisions of subsection (b):
(a)    Conditions for Good Reason Termination. The conditions that qualify for Good Reason Termination shall be those conditions provided in the definition of Good Reason Termination under the written Company severance plan that applies to Participant, unless Participant has a standalone employment agreement with Company and such employment agreement includes such definition (or a definition of “Good Reason”), in which case the definition in the employment agreement shall apply. For the avoidance of doubt, any such definition shall only apply with respect to determining the conditions that constitute “Good Reason.” The periods of time relating to the initial existence, notice, and remedy of any such condition are determined solely as described in subsection (b). If no severance plan or employment agreement applies to Participant or if neither includes a definition of “Good Reason” or “Good Reason Termination,” then the conditions that qualify for Good Reason Termination are:
(i)    A change in Participant’s primary work location that is more than 50 miles from Participant’s previous primary work location, or
(ii)    A diminution of Participant’s compensation rate (salary and target bonus) of more than 10%.
(b)    Timing, Notice and Remedy Requirements. Participant’s voluntary Termination of Employment qualifies as a Good Reason Termination only if such Termination of Employment occurs within 18 months after a Change in Control because of a qualifying condition described in subsection (a), and only if (i) the initial existence of the condition occurs no more than 75 days before the Change in Control, or occurs on or after the Change in Control; (ii) Participant does not consent to the condition; and (iii) Company does not substantially remedy the condition (as further described in this section).
Participant must provide notice no more than 30 days after the initial occurrence of the event; provided, however, if the event initially occurs within the 75 day period preceding a Change in Control, notice must be provided by the earlier of (i) 90 days of the date of the initial occurrence and (ii) 30 days after the date of the Change in Control. During the 30 days following receipt of the notice, Company may take steps to substantially remedy the event, occurrence or condition for which notice was given, in which case a Good Reason Termination will not occur as a result of the condition.
5.14    Last Day of Employment. Last Day of Employment means the date of Participant’s Termination of Employment.
    5.15    Qualifying CIC Separation. Qualifying CIC Separation means (a) a Good Reason Termination or (b) Company’s involuntary Termination of Employment of Participant without Cause no more than 75 days before or 18 months after a Change in Control; provided, however, that Qualifying CIC Separation described under subsection (b) does not include the elimination of Participant’s position where Participant was offered a Comparable Position with Company or with a party (or a subsidiary or an affiliate of such a party) that acquires any asset from Company.
    5.16    Restricted Share Units. Restricted Share Units means Restricted Share Units granted to Participant under the Plan subject to such terms and conditions as the Committee may determine at the time of issuance.
5.17    Retirement. Retirement means Participant’s voluntary Termination of Employment with Company at or after the date Participant (a) attains age 60 or (b) attains age 55 and completes at least five (5) years of service with Company.
5.18    Termination of Employment. Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code Section 409A. If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with Company. A termination of employment occurs if the facts and circumstances indicate that Participant and Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months). For purposes of this Section 5.18, “Company” includes any entity that would be aggregated with Company under Treasury Regulation 1.409A-1(h)(3).
6.    ACKNOWLEDGEMENT OF COVENANTS AND WAIVERS.
6.1    Participant understands and acknowledges that this Award Agreement confers both rights and obligations upon Participant.

6.2    Participant has reviewed this Award Agreement in its entirety and understands that by signing this Award Agreement, Participant agrees to all of its terms, including, but not limited to, the covenants set forth in Section 2 of this Award Agreement, the Choice of Forum and Jurisdiction, and the Waiver of Jury Trial set forth in Section 4 of this Award Agreement.
6.3    Participant acknowledges that Company has advised Participant to seek his or her own legal counsel before signing this Award Agreement and that Participant has consulted or has had the opportunity to consult with his or her personal attorney before executing this Award Agreement.

[Signature Page Follows.]

    In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

     The parties hereto have executed this Award Agreement.

Participant Name:     [Participant Name]

Date Signed:        [Acceptance Date]

H&R BLOCK, INC.
By:

Curtis A. Campbell
President and Chief Executive Officer